UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 4, 2010

CHINA XD PLASTICS COMPANY LIMITED
(Exact name of registrant as specified in its charter)

Nevada	001-34546	04-3836208
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

No. 9 Dalian North Road, Haping Road Centralized Industrial Park, Harbin Development Zone, Heilongjiang Province, PRC 150060
(Address of principal executive officers)

(Registrant's telephone number, including area code)     (86) 451-8434-6600

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On October 4, 2010, China XD Plastics Company Limited (the “Company”) entered into a letter agreement with Rodman & Renshaw, LLC, as exclusive placement agent (the “Placement Agent”), pursuant to which the Placement Agent has agreed to act as placement agent on a best efforts basis in connection with the sale of 3,333,334 shares of the Company’s common stock (“Common Stock”) together with warrants, exercisable for a six month and five trading day period commencing six months and one day following the closing date, to purchase up to an aggregate of 1,666,667 shares of Common Stock in a registered direct offering.

The Company has agreed to pay the Placement Agent an aggregate fee equal to 5% of the gross proceeds from the sale of shares of Common Stock and related warrants in this offering, plus warrants to purchase 166,667 shares of Common Stock.  The placement agent warrants are on substantially the same terms as the purchaser warrants except that the placement agent warrants will have an exercise price equal to $7.50 per share, or 125% of the public offering price, and an exercise period terminating on July 6, 2013.  The Company has also agreed to reimburse the Placement Agent for all out-of-pocket expenses incurred in connection with the offering, which is limited to the lesser of 0.8% of the gross proceeds raised by the Company or $25,000.

In connection with the offering, the Company and certain holders of the Company’s series C convertible preferred stock entered into an amendment agreement, dated as of September 30, 2010, to the securities purchase agreement dated November 27, 2009 among the Company and the purchasers of the Company’s series C convertible preferred stock, pursuant to which the parties agreed to amend such purchasers’ right to participate in future financings of the Company to exclude from this participation right the registered direct offering referenced in this Current Report on Form 8-K.

Also on October 4, 2010, the Company and certain institutional investors entered into a securities purchase agreement, pursuant to which the Company agreed to sell to such investors an aggregate of 3,333,334 shares of Common Stock together with warrants to purchase a total of 1,666,667 shares of Common Stock, for gross proceeds of approximately $20.0 million. Each purchaser of shares of Common Stock will receive a warrant to purchase a number of shares equal to 50% of the number of shares of Common Stock the purchaser purchases in the offering. The purchase price for each share of Common Stock and the related warrant is $6.00. Each warrant has an exercise price of $6.00. Each warrant is subject to anti-dilution provisions that require adjustment of the number of shares of Common Stock that may be acquired upon exercise of the warrant, or to the exercise price of such shares, or both, to reflect stock dividends and splits, subsequent rights offerings, pro-rata distributions, and certain fundamental transactions.

The closing of the offering is expected to take place no later than October 7, 2010, subject to the satisfaction of customary closing conditions.

The shares of Common Stock, warrants to purchase Common Stock, and shares of Common Stock issuable upon exercise of the warrants will be issued pursuant to a prospectus supplement filed with the Securities and Exchange Commission (the “SEC”), in connection with a takedown from the Company’s shelf registration statement on Form S-3 (File No. 333-167423), which was declared effective by the SEC on July 6, 2010.

A copy of the letter agreement, securities purchase agreement, amendment agreement and form of warrant are attached hereto as Exhibits 10.1, 10.2, 10.3 and 4.1, respectively, and are incorporated herein by reference. The foregoing summaries of the terms of the letter agreement, securities purchase agreement, amendment agreement and the warrants are subject to, and qualified in their entirety by, such documents.

On October 4, 2010, the Company issued a press release announcing the offering. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Description

4.1	Form of Common Stock Purchase Warrant

10.1	Letter Agreement, dated October 4, 2010, between China XD Plastics Company Limited and Rodman & Renshaw, LLC

10.2	Securities Purchase Agreement dated October 4, 2010, among China XD Plastics Company Limited and certain institutional investors

10.3	Amendment Agreement, dated as of September 30, 2010, to the Securities Purchase Agreement dated November 27, 2009 among China XD Plastics Company Limited and the purchasers named therein

99.1	Press Release dated October 4, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 6, 2010

CHINA XD PLASTICS COMPANY LIMITED

By:	/s/ Jie Han
Name: Jie Han
Title: Chief Executive Officer

Exhibit Index

Exhibit No.	Description

4.1	Form of Common Stock Purchase Warrant

10.1	Letter Agreement, dated October 4, 2010, between China XD Plastics Company Limited and Rodman & Renshaw, LLC

10.2	Securities Purchase Agreement dated October 4, 2010, among China XD Plastics Company Limited and certain institutional investors

10.3	Amendment Agreement, dated as of September 30, 2010, to the Securities Purchase Agreement dated November 27, 2009 among China XD Plastics Company Limited and the purchasers named therein

99.1	Press Release dated October 4, 2010